Exhibit 10.17
SuccessFactors
Performance and Talent Management

Paul Albright	San Mateo, California, July 16, 2007
Dear Paul:
     On behalf of SuccessFactors, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth below.
     1. Position. Paul you will partner and report to the CEO, Lars Dalgaard, with the title of GM of SMB and CMO, with primary responsibility for 4 roles, you will work out of our office located in San Mateo, CA. By signing this letter, you confirm with the company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
          a. The General Manager of our Small and Medium Business unit, including P&L, product management and marketing for those businesses
          b. The Business Development and Alliances business unit, which includes the Enterprise and SMB go to market approach from HRO to Resellers, and co-marketing partners
          c. The Marketing Communications area, including inbound leadgen, web marketing, as well as PR
          d. The New Business Operations area, including Training, Business Transformation Services, which also is a P&L, Competitive intelligence, as well as Content Product Execution.
     2. Compensation. You will qualify for a $450,000 On Target Earning, split between base, and incentive compensation, annual performance bonus upon reaching certain mutually established goals set by you and the Company.
          a. $250,000. will be your annual base, less payroll deductions and all required withholdings. You will be paid your salary in accordance with the Company’s regular payroll policy. The Company may modify compensation from time to time as it deems necessary.
          b. You will be eligible for $200,000 performance bonus upon reaching certain mutually established goals set by you and the Company.
     3. Stock Option. We will recommend to the Board of Directors (the “Board”) of the Company that at the next Board meeting after your commencement date, you be granted an incentive stock option (the “Option”) entitling you to purchase up to 525,000 (five hundred twenty-five thousand) shares of Common Stock of the Company at the then current fair market
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value price as determined by the Board at that meeting, subject to Board approval. The shares subject to the Option shall vest pursuant to a four-year vesting schedule, which shall provide that twenty- five percent (25%) of the shares subject to the Option shall become vested after you complete one year of continuous full time service with the Company, and one forty-eighth (1/48th) of the shares subject to the Option shall vest for each month of your continuous full time service thereafter. Your Option shall be subject to the terms and conditions of the Company’s Stock Option Plan and form of Stock Option Agreement which will be distributed after the Board approves your Option.
     4. Benefits. You will also be entitled to receive the standard employee benefits made available by the Company to its employees of your same level to the full extent of your eligibility including, medical, dental and vision insurance, fifteen (15) days Paid Time Off (“PTO”) and two (2) floating holidays annually. During your employment, you shall be permitted, to the extent eligible, to participate in the Company’s Flexible Spending Account plan and 401(k) plan or any other similar benefit plan of the Company that is available to employees generally. Participation in any such plans shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. Details about these benefits plans are available for your review. Company may modify compensation and benefits from time to time as it deems necessary.
     5. Compliance with Company’s Policies and Procedures. As a Company employee, you will be expected to abide by the Company’s policies and procedures and acknowledge in writing that you have read and Company’s Employee Handbook. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution prior to or on your Start Date.
     6. Employment Relationship. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary verbal, written or implied representations which may have been made to you are superseded by this written offer. This is the full and complete agreement between you and the Company with respect to the subject matters herein. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
     7. Dispute Resolution Procedure. As a condition of employment with the Company, you will be required to sign and abide by the terms of the Company’s dispute resolution procedure, which is incorporated into this offer letter by reference and found in the Company’s Proprietary Information and Inventions Agreement.
     8. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
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     9. Change of Control. Notwithstanding the foregoing, in the event your employment is terminated (a) by the Company or by a successor entity for any reason other than cause, or (b) by you for a Good Reason, following a change of control, and you have performed the duties requested by the new team for a proper hand-over, after
          a. one (1) year of employment, you will have earned 1 year of accelerated vesting in addition to your, at the time, normally vested shares.
          b. two (2) years of employment, you will have earned 2 years of accelerated vesting in addition to your, at the time, normally vested shares.
          c. and you shall also be entitled to a severance payment equal to 6 months of your then in effect On-Target Earnings (that the Termination Date shall not have occurred prior to such transaction), and additionally 1 month for each year for each year employed after the second year.
As used herein (i) “Cause” means, upon the good faith determination by the Company’s Board of Directors: (i) commission of acts which cause or have the potential to cause conviction for any crime which constitutes a felony; (ii) commission of any act of fraud or misappropriation of funds of the Company, whether prior to or subsequent to the date of your employment; (iii) acts of willful or gross misconduct; (iv) gross negligence of your duties and responsibilities to the Company; (v) insubordination or failure to follow the reasonable policies or directions of the Board of Directors of the Company; (vi) breach of any terms of your agreements with the Company; (ii) “Change of Control” means (a) any merger, reorganization, consolidation or combination by the Company with or into a third party in which the holders of the Company’s outstanding shares immediately before such consolidation or merger, do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger (excluding any merger effected exclusively for the purpose of changing the domicile of this Company, or any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is canceled or converted or a combination thereof); or (b) a sale or other disposition of all or substantially all of the assets of this Company; (iii) “Good Reason” means (a) substantial reduction of your rate of compensation; (b) material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new duties are substantially reduced from prior duties; or (c) relocation of your principal place of employment to a place greater than 75 miles from your then current principal place of employment. References to the Company in the previous sentence shall also be deemed to include its acquirers or successor.
     This letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
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     We are all delighted to be able to extend you this offer and look forward to working with you. This offer expires at the close of business, July 16, 2007. In addition, this offer may be contingent on the results of reference and/or background checks.
Very truly yours,

ACCEPTED AND AGREED:
Lars Dalgaard	Paul Albright
CEO & President
/s/ Lars Dalgaard	/s/ Paul Albright

Signature

Date
July 16, 2007	July 16, 2007

Anticipated Start Date
Attachment: Proprietary Information and Inventions Agreement
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